Exhibit 4

REPUBLIC OF TURKEY

PRIME MINISTRY

THE UNDERSECRETARIAT OF TREASURY

OFFICE OF THE FIRST LEGAL ADVISOR

The Republic of Turkey

Undersecretariat of Treasury

Ankara/TURKEY

December 15, 2015

Re:	The Republic of Turkey

Registration Statement filed December 15, 2015

Ladies and Gentlemen:

I, Acting First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey (the “Republic”), have reviewed the Registration Statement filed on the date hereof with the United States Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”), and the forms of Fiscal Agency Agreements and Underwriting Agreement filed as Exhibits thereto (the “Agreements”), pursuant to which the Republic proposes to issue and sell its debt securities (the “Securities”).

It is my opinion that when the Securities have been duly authorized, executed and delivered by the Republic and authenticated pursuant to the Agreements and delivered to and paid for by the underwriter contemplated by the Registration Statement, the Securities will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.

Republic of Turkey

December 15, 2015

I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement to be filed by the Republic with the Commission in accordance with the rules and releases thereto.

Very truly yours,

By:	/s/ Nadire ÜNSAL
Nadire ÜNSAL
Acting First Legal Advisor
Undersecretariat of Treasury
Prime Ministry
The Republic of Turkey